CUSIP No. 63886Q109	Page 1 of 1 Page

Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree, as of January 4, 2021, that only one statement containing the information required by Schedule 13D, and each amendment thereto, need be filed with respect to the ownership by each of the undersigned of shares of common stock of Natural Gas Services Group, Inc., a Colorado corporation, and such statement to which this Joint Filing Agreement is attached as Exhibit 1 is filed on behalf of each of the undersigned.

MILL ROAD CAPITAL III, L.P.

By:	Mill Road Capital III GP LLC, its General Partner

By:	/s/ Thomas E. Lynch
Thomas E. Lynch
Management Committee Director and Chairman

MILL ROAD CAPITAL III GP LLC

By:	/s/ Thomas E. Lynch
Thomas E. Lynch
Management Committee Director and Chairman

THOMAS E. LYNCH

/s/ Thomas E. Lynch
Thomas E. Lynch